Strategic Environmental & Energy Resources, Inc. - 8K

Exhibit 99.1

Strategic Environmental & Energy Resources Reports Second Quarter 2016 Financial Results

Environmental Technology Solutions Revenue Increased 20% to $1.1 Million Driven by Media Replacement Sales

CoronaLux Technology Receives Final Review Status From South Coast Air Management District Quality District in California

GOLDEN, Colo., August 11, 2016 – Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), a provider of environmental, renewable fuels and industrial waste stream management services, reported financial results for its second quarter ended June 30, 2016.

Second Quarter 2016 Financial Highlights

•	Total revenue in Q2 2016 decreased 14% to $2.6 million versus $3.0 million in Q2 2015.
•	Q2 2016 revenues were $1.4 million in Industrial and Railcar Cleaning, $1.1 million in Environmental Technology Solutions (MV) and $0.1 million in Solid Waste (Paragon Waste Solutions).
•	Gross profit in Q2 2016 was $0.4 million versus $0.5 million in Q2 2015 (representing gross margins of 17.5% vs. 16.2%).
•	Net loss attributable to SEER in Q2 2016 was $0.8 million versus net loss of $0.7 million in Q2 2015.
•	Q2 2016 adjusted EBITDA loss was $0.4 million compared to a loss of $0.5 million in Q2 2015.

Second Quarter 2016 and Subsequent Operational Highlights

•	REGS/Tactical (Services)

	o	Commenced domestic service project in August 2016 with a new Fortune 500 oil field services company.
	o	Commenced project in August 2016 with a Fortune Global 500 energy manufacturing and logistics company and negotiating future refinery and hydrovac projects.
	o	Selected for chemical project in September 2016 with a Fortune Global 500 pulp and paper company. Additional chemical projects scheduled to begin in October 2016 with a new North American manufacturer and distributor of agricultural fertilizers.
	o	Utilized new flaring capabilities to commence higher-margin cleaning of liquid propane gas (LPG) cars at Kansas facility.

•	SEER Environmental Materials (SEM)

	o	Shipped 10 orders of the Company’s proprietary BAM (bio-active media™) generating approximately $400,000 in high-margin sales in Q2 2016.
	o	Continued to secure exclusive sales and distribution of Axens’ (AXTrap™) high-capacity adsorbents offering economically competitive purification solutions to process greenhouse streams containing moderate amounts of sulfur in applications such as landfill gas, biogas, associated gas or CO2 treatment.
	o	Similar to SEM’s wood-based product, this dry, granular product offering also carries a high-margin profile that will grow in 2016 and beyond. The capability of providing a proprietary dry, granular product allows MV to expand its market reach, and offer customers a broader portfolio of H2S solutions.

•	MV Technologies (MV)

	o	Secured $750,000 purchase order for H2SPlus™ Hydrogen Sulfide Removal System - H2SPlus System deployed into landfill gas project with nation’s leading player in landfill gas recovery and North America’s premier landfill gas company.
	o	Added three new landfill projects; two new agricultural digester projects; one food and beverage facility, and one asphalt refinery system, all commissioning in late Q3 to early Q4 2016.
	o	Entered into two contracts to design, fabricate and supply our new SulfAx™ Systems optimizing our new and exclusive granular iron oxide media.
	o	MV Engineering Staff is currently managing 10 projects in various stages of development with a total revenue opportunity of approximately $3 million.
	o	MV’s H2SPlus systems are fully operational at 10 landfills, with three additional landfill sites under contract.

•	Paragon Waste Solutions - CoronaLux™

	o	Extensive independent test data was accepted by the South Coast Air Quality Management District (SCAQMD) in California.
	o	Received ‘Final Review Status’ from SCAQMD for an unconditional, non-research permit for CoronaLux System in the state of California.
	o	Continued rollout plan for deployment of the CoronaLux technology in Northern California at JV partner’s existing facility.
	o	Continued procuring permitting in several other states to expand the pipeline for CoronaLux units in the United States and expect orders during the second half of 2016.
	o	Finalizing plans to relaunch CoronaLux system in Florida with new partner by the end of 2016.
	o	Completed commissioning of a new, large CoronaLux system in the Southern UK market. The unit successfully destroyed medical waste and JV partners are awaiting final, third-party engineering approval to commence commercial operations. Revenues from the JV partnership are expected during the second half of 2016.
	o	Granted second patent for CoronaLux Waste Destruction Technology - Second U.S. Patent issued for CoronaLux technology that incorporates all original and prior claims and will provide expanded and additional protection of the underlying and core waste destruction technology with more patents pending and to be filed in 2016.

Management Commentary

“During the second quarter, we continued to demonstrate progress with of our railcar cleaning services division despite the one-time aberration we experienced in our industrial cleaning services division,” said SEER’s Chairman & CEO, John Combs. “Our Tactical revenue increased 30% and we believe REGS is poised for a significant rebound in the second half of 2016 driven in large part by the introduction of our new chemical cleaning services and our recent success in securing new, large customers both within and outside of the oil and gas sectors.

“Environmental Technology Solutions revenues from our new division, SEM, continue to be strong with a 20% increase in the second quarter, but, more important, is the 554% growth with our media replacement sales that offer much higher margins associated with those sales. We are particularly pleased with MV Technologies $750,000 purchase order for its H2SPlus, Hydrogen Sulfide Removal System. The H2SPlus system will be deployed into a landfill gas project with one of the nation’s leading players in landfill gas recovery and North America’s premier landfill gas company. MV continues to have a robust pipeline and we are confident it will deliver year-over-year, double-digit sales growth,” continued Combs.

“The long-term growth engine for the company is Paragon Waste Solutions and our disruptive waste destruction technology. As evidenced with the recent award of ‘final review status’ from SCAQMD, we believe commercial launch is now imminent. We are extremely pleased with the independent, third-party test data gathered at our Southern California facility. We believe this data establishes the CoronaLux technology as the ‘gold standard’ in the medical waste destruction business. This test data has been officially accepted by the SCAQMD in Southern California and we are in the final stages of our non-research permitting process.

“During this permitting process, we have commenced efforts to establish a larger facility in the Bay Area that, once approved, will be on-line and generating much larger revenues than our Southern California facility. In terms of our national rollout strategy and associated permitting process, we remain confident that the process will become more and more abbreviated based on the anticipated success in other regions and existing permitting,” continued Combs.

“Based on the $20 billion market opportunity and the truly disruptive nature of our waste destruction technology, we have expended considerable effort and capital to protect the CoronaLux technology. With this in mind, we were very pleased to recently have received a second, broader patent covering the technology and otherwise expanding our valuable intellectual property portfolio.

“In terms of our operating results during the second quarter, we improved gross margins and adjusted EBITDA despite a 14% decline in our consolidated sales year-over-year as we remained laser focused on controlling all of our costs. As always, we believe there continues to be room for improvement but progress from our continued efforts to recover from the downturn last year is now being demonstrated in our financials. We are confident our re-positioning in the first half of 2016 will deliver improved revenue and income growth across all divisions in the second half of 2016 and beyond.

“As we look into the third quarter of 2016, we are evaluating the sale of certain assets within our services business to strategic buyers. Sale proceeds will help us strengthen our balance sheet, simplify our business model and enable us to allocate capital to the businesses we believe will drive the greatest ROI and overall value to the company and its shareholders. We look forward to sharing more on this and the upcoming commercial rollout of our CoronaLux technology throughout the second half of 2016,” concluded Combs.

Second Quarter 2016 Financial Results

Total revenue in the second quarter of 2016 decreased 14% to $2.6 million versus at $3.0 million in the second quarter of 2015. Industrial cleaning services revenues decreased $842,500 or 66% comparing Q2 2016 to Q2 2015. The primary reason for the decline in industrial cleaning revenue was the loss of routine maintenance services with our largest customer on April 1, 2016.

Industrial and Railcar Cleaning revenue in the second quarter of 2016 totaled $1.4 million versus $2.0 million in the second quarter of 2015, a decrease of $621,400 or 31% comparing Q2 2016 to Q2 2015. Railcar cleaning service revenue increased $221,100 or 31% comparing Q2 2016 to Q2 2015 and is due to an increase in the number of serviced railcars but as noted above this increase was offset by Industrial cleaning services revenues which decreased $842,500 or 66% comparing Q2 2016 to Q2 2015.

Environmental Technology Solutions revenue in the second quarter of 2016 increased 20% to $1.1 million versus $900,000 in the same year-ago quarter. The increase is primarily the result of increased media replacement sales, which grew 554% from $68,000 in Q2 2015 to $445,000 in Q2 2016.

Solid Waste (PWS) revenue in the second quarter of 2016 totaled $56,500 versus $43,900 in the same year-ago quarter. The increase in PWS revenue was due to increased licensing and placement fees and increased revenue from the solid waste disposal segment, representing billings to the PWS-MWS California joint venture.

Gross margins in the second quarter of 2016 increased to 17.5% from 16.2% in the same year-ago quarter. The increase in margin in 2016 is due higher margin media sales and overall improved manpower and equipment utilization in the services segments.

Total operating expenses for the second quarter of 2016 decreased 13% to $3.4 million versus $3.9 million in the second quarter of 2015. The decrease in operating costs of approximately $615,000 is primarily the result of a 1) a 31% decrease in service revenues resulting in a corresponding decrease in service costs of $369,800, 2) a decrease in solid waste costs of approximately $105,500 primarily attributable to a reduction in labor, travel, freight and other costs incurred in Q2 2015 related to the startup and commissioning of a CoronaLux™ unit in Paramount, California.

Net loss attributable to SEER in the second quarter of 2016 totaled $795,900 or ($0.02) per diluted share, compared to net loss of $744,000 or ($0.01) per diluted share in the same year-ago quarter. The net loss was primarily due to the 14% decline in revenues in Q2 2016 versus Q2 2015.

Adjusted EBITDA loss in the second quarter of 2016 totaled $412,000 compared to adjusted EBITDA loss of $525,000 in the same year-ago quarter (see definition and further discussion about the presentation of adjusted EBITDA, a non-GAAP term, below).

Cash at June 30, 2016, totaled $255,100 compared to $257,100 at December 31, 2015.

Further details about the company’s results in the second quarter of 2016 are available in its Quarterly Report Form 10-Q, accessible in the investor relations section of the company’s website at www.seer-corp.com.

Conference Call

Strategic Environmental & Energy Resources Chairman and CEO John Combs and CFO Monty Lamirato will host the conference call, followed by a question and answer period. Management will provide both qualitative and quantitative information that will expand on the details provided in this release.

Date:	Thursday, August 11, 2016

Time:	11:30 a.m. Eastern time (8:30 a.m. Pacific time)

Toll-free dial-in number:	1-888-452-4023

International dial-in number:	1-719-325-2472

Conference ID:	4675086

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=120451 and via the investor relations section of the company’s website at www.seer-corp.com.

A replay of the conference call will be available after 2:30 p.m. Eastern time through September 10, 2016.

Toll-free replay number:	1-877-870-5176

International replay number:	1-858-384-5517

Replay ID:	4675086

Second Quarter 2016 Financial Summary Tables

The following financial information should be read in conjunction with the unaudited financial statements and accompanying notes filed by the company with the Securities and Exchange Commission on August 11, 2016 in its Quarterly Report on Form 10-Q for the period ended June 30, 2016, and which can be viewed at www.sec.gov and in the investor relations section of the company’s website at www.seer-corp.com.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Modified EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended		Six Months Ended
	6/30/2016	6/30/2015	6/30/2016	6/30/2015
Net loss	$(852,800)	$(895,400)	$(806,000)	$(1,472,700)
Non-controlling interest	56,900	151,400	139,500	272,800
Net loss applicable to SEER	(795,900)	(744,000)	(666,500)	(1,199,900)

Interest	154,600	22,000	202,300	39,500
Depreciation and Amortization	185,800	146,600	380,100	293,300

EBITDA, including non-controlling interest	(455,500)	(575,400)	(84,100)	(867,100)

Stock based compensation (option comp, warrant comp, stock issued for services)	42,900	50,400	72,500	148,600

Modified EBITDA, including non-controlling interest	$(412,600)	$(525,000)	$(11,600)	$(718,500)

EBITDA, excluding non-controlling interest	$(512,400)	$(726,800)	$(223,600)	$(1,139,900)

Modified EBITDA, excluding noncontrolling interest	$(469,500)	$(676,400)	$(151,100)	$(991,300)

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has four wholly-owned operating subsidiaries: REGS, LLC; Tactical Cleaning Company, LLC; MV Technologies, LLC and SEER Environmental Materials, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and ReaCH4biogas (“Reach”). For more information about the Company visit: www.seer-corp.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates,” and other terms with similar meaning. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding future performance or fiscal projections, the cost effectiveness, impact and ability of the Company’s products to handle the future needs of customers are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Investor Relations

MZ Group

Chris Tyson

Managing Director – MZ North America

Direct: 949-491-8235

chris.tyson@mzgroup.us

www.mzgroup.us

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2016	December 31, 2015
	Unaudited	*
ASSETS
Current assets:
Cash	$255,100	$257,100
Accounts receivable, net of allowance for doubtful accounts of $311,800 and $246,500, respectively	1,085,500	1,298,900
Costs and estimated earnings in excess billings on uncompleted contracts	89,300	204,000
Prepaid expenses and other current assets	894,100	534,000
Total current assets	2,324,000	2,294,000

Property and equipment, net	4,116,900	4,331,300
Intangible assets, net	771,700	786,600
Asset related to pending settlement (Note 10)	720,000	—
Other assets	51,900	37,500
TOTAL ASSETS	$7,984,500	$7,449,400

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$985,200	$1,382,200
Accrued liabilities	925,100	889,500
Billings in excess of costs and estimated earnings on uncompleted contracts	950,800	587,900
Deferred revenue	144,400	133,900
Payroll taxes payable	981,900	970,500
Customer deposits	330,000	330,000
Current portion of notes payable and capital lease obligations	763,800	660,100
Notes payable - related parties, including accrued interest	11,800	31,800
Total current liabilities	5,093,000	4,985,900

Deferred revenue, non-current	304,500	337,200
Notes payable and capital lease obligations, net of current portion	1,083,500	1,161,400
Total liabilities	6,481,000	6,484,500

Commitments and contingencies

Stockholders’ Equity):
Preferred stock; $.001 par value; 5,000,000 shares authorized; -0- shares issued
Common stock; $.001 par value; 70,000,000 shares authorized; 54,525,079 and 52,375,079 shares issued and outstanding 2016 and 2015, respectively	54,500	52,400
Common stock subscribed	25,000	50,000
Additional paid-in capital	19,058,300	17,690,900
Stock subscription receivable	(25,000)	(25,000)
Accumulated deficit	(16,053,600)	(15,387,100)
Total stockholders’ equity	3,059,200	2,381,200
Non-controlling interest	(1,555,700)	(1,416,300)
Total equity	1,503,500	964,900
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,984,500	$7,449,400

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Products	$1,132,600	$941,500	$1,705,400	$1,830,500
Services	1,372,400	1,993,800	4,232,500	4,570,500
Solid waste	56,500	43,900	128,100	71,900
Total revenue	2,561,500	2,979,200	6,066,000	6,472,900

Operating expenses:
Products costs	697,400	588,800	1,065,500	1,254,700
Services costs	1,371,000	1,740,700	3,061,300	3,607,100
Solid waste costs	61,700	167,200	165,600	295,500
General and administrative expenses	480,600	606,900	1,050,600	1,276,200
Salaries and related expenses	681,500	751,900	1,372,200	1,475,500
Total operating expenses	3,292,200	3,855,500	6,715,200	7,909,000

Income (loss) from operations	(730,700)	(876,300)	(649,200)	(1,436,100)

Other income (expense):
Interest expense	(154,600)	(22,000)	(202,300)	(39,500)
Other	16,800	2,900	29,800	2,900
Total non-operating expense, net	(137,800)	(19,100)	(172,500)	(36,600)

Net loss before earnings from equity method joint venture	(868,500)	(895,400)	(821,700)	(1,472,700)

Income from equity method joint ventures	15,700	—	15,700	—

Net income (loss)	(852,800)	(895,400)	(806,000)	(1,472,700)
Less: Net loss attributable to non-controlling interest	(56,900)	(151,400)	(139,500)	(272,800)

Net income (loss) attributable to SEER common	$(795,900)	$(744,000)	$(666,500)	$(1,199,900)

Net loss per share, basic and diluted	$(.02)	$(.01)	$(.01)	$(.02)

Weighted average shares outstanding – basic and diluted	54,470,134	52,362,000	54,131,672	52,275,400